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                                                                     EXHIBIT 4.2

DEUTSCHE BANK RESTRICTED EQUITY UNITS PLAN
PLAN DOCUMENTATION - PLAN RULES

1. PURPOSE

The DB Restricted Equity Units Plan is intended to motivate key employees through participation in Deutsche Bank value creation and to align the interests of employees with those of the shareholders. The program fosters a common interest between shareholders and employees of the Bank, as well as a perceived sense of employee ownership through awards linked directly to the DB Share price.

Participants in the DB Restricted Equity Units Plan are selected at the discretion of the Committee. Participation during one Plan year does not guarantee future participation.

2. DEFINITIONS

2.1 For the purposes of the Plan, the following terms shall have the meanings indicated:

"Award" means the award of Notional DB Shares made pursuant to this Plan (both the Initial Award and the Exceptional Award, as defined below).

"Award Date" means the effective date of an Award, as shown on the Award Statement.

"Award Statement" means the statement entitled "Award Statement" issued to a Participant under this Plan advising the Participant of, among other things, the Initial Award and Exceptional Award Values, the number of Notional DB Shares awarded and the Vesting Date(s) of such Award.

"Cause" means in respect of the termination of the Participant's employment by DB (i) any act or series of acts or omissions that, when taken together or alone, constitute a material breach of the terms and conditions of employment,
(ii) the conviction of the Participant by a competent court of law of any crime (other than minor motoring offences or offences of a similar or reputation of DB), (iii) unlawful, unethical or illegal conduct, or any misconduct by the Participant in connection with the performance of his or her duties as an employee of DB or otherwise in accordance with the terms of the DB employee handbook or other local contractual documentation, (iv) knowingly failing or refusing to carry out specific lawful instructions from DB relating to material matters or duties within the scope of the Participant's responsibilities for DB,
(v) committing any act involving dishonesty, fraud, misrepresentation, or breach of trust, or (vi) the issue of any order or enforcement action against the Participant or against DB by any regulatory body with authority over the conduct of business by DB that materially impairs a) the financial condition or business reputation of DB or b) the Participant's ability to perform his or her assigned duties.

"Change of Control" means a change in the control of Deutsche Bank AG which shall occur if, by one or a series of transactions or events, a third party or a group of third parties acting together (directly or indirectly):

a) acquires more than 50 percent of the issued share capital of DB and/or becomes entitled to exercise more than 50 percent of voting rights attributable to the issued share capital of DB; or

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b)    acquires control of the stock, the Board of Directors or a substantial portion of the assets of any division within DB for which the Participant is then performing a substantial portion of his or her work.

The Committee will determine, at its sole discretion, whether or not a Change of Control has occurred in accordance with this definition.

"Closing Price" means the closing price of DB Shares in the Xetra system as reported on Bloomberg (under "DBK GY"), or the closing price on such other exchange as determined by the Committee from time to time.

"Committee" means the DB Board of Managing Directors or any committee or other entity or person designated by the DB Board of Managing Directors to act as the decisional body under this Plan, or, to the extent that the Committee is determining matters relating to Awards made or to be made to members of the DB Board of Managing Directors, the Supervisory Board of DB or a duly authorised committee of the same.

"Competitor" means any company or individual that provides services substantially similar to, or intended to replace or serve as an alternative to, any or all of the services rendered by DB. A list of Competitors is defined with DB management and Human Resources advisors, and is maintained by the Plan Administrator. The Competitor list is not exhaustive, and may be amended or updated by the Committee from time to time. DB management and/or Human Resources advisors may request that an entity not on the Competitor list be considered a Competitor, if, in the reasonable opinion of the Committee, current and legitimate business interests support this decision. For the avoidance of doubt, if the Committee agrees, such entity will be treated as a Competitor for the purposes of the forfeiture provisions of the Plan. Participants may send a written request to the Plan Administrator to receive a copy of the Competitor list, or view the Competitor list on the Global Compensation intranet site: http://hronlineservices.intranet.db.com/gcomp.

"DB", "Deutsche Bank" or "the Bank" means Deutsche Bank AG, including any division, business unit or subsidiary of it where the context permits, and, to the extent provided below, any successor corporation or other company or individual into which Deutsche Bank AG is merged or consolidated or to which Deutsche Bank AG transfers or sells all or substantially all of its assets.

"DB Board of Managing Directors" means the Board of Managing Directors of Deutsche Bank AG (the Vorstand).

"DB Restricted Equity Units Plan" means this Plan as defined in these Plan
Rules.

"DB Shares" means the registered shares of Deutsche Bank AG, as listed and traded on the Frankfurt Exchange or other authorized exchanges, or any other shares which may replace them from time to time.

"Exceptional Award" means an award of Notional DB Shares made pursuant to this Plan, subject to the terms and conditions applied to Exceptional Awards as defined herein.

"Exceptional Award Value" means the initial cash value of the Exceptional Award in the currency as set out in the Award Statement.

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"Initial Award" means an award of Notional DB Shares made pursuant to this Plan, subject to the terms and conditions applied to Initial Awards as defined herein.

"Initial Award Value" means the initial cash value of the Initial Award in the currency as set out in the Award Statement.

"Notional DB Share" means a notional investment, the value of which fluctuates in accordance with fluctuations in the market value of DB Shares.

"Participant" means any person who has been made a DB Restricted Equity Units Award under the terms and conditions of this Plan.

"Person" means the Participant or in the case of death or Total Disability, means a beneficiary, legal representative or administrator, if applicable.

"Plan Administrator" means DB Group Services (UK) Limited or any other person or entity appointed by the Committee for the purpose of administering the Plan as referred to in Rule 3.2.

"Plan Rules" or "Rules" means this document which sets out the binding terms and conditions of the DB Restricted Equity Units Plan (as amended from time to time pursuant to Rule 11).

"Proof of Certification" means any information deemed necessary by the Plan Administrator to confirm compliance with the terms and provisions of an Award, including, but not limited to, copies of tax returns, employment or payroll-related documentation if requested, pertaining to the Restriction Period and evidence of an employer-provided award and its forfeiture.

"Proprietary Information" means any information conceived, discovered or created during or in consequence of the Participant's employment with DB and which is not generally available (other than as a result of the Participant's action), including, without limitation, all financial or product information, business plans, client lists, compensation details or other confidential information, copyright, patent and design rights in any invention, design, discovery or improvement, model, computer program, system, database, formula or documentation.

"Restriction Period" means the period of time between the date of Award (as set forth in the Award Statement) and the Vesting Date.

"Retirement" means, for the purposes of the Plan

a) retirement at pensionable age in accordance with the pension plan of which the Participant is a member, and/or

b) voluntary termination of employment or mutually-agreed termination of employment after a minimum of five years of service as a Managing Director with Deutsche Bank ("Career Retirement"). In applying this provision, DB requires five years of consecutive service, calculated from the most recent date that the Participant commenced employment with DB.

"Subsidiary" means any company or other entity in which Deutsche Bank AG has a direct or indirect controlling interest or equity or ownership interest which represents more than fifty percent (50%) if the aggregate equity or ownership interest in such company or entity.

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"Total Disability" means a Participant is (i) prevented by accidental bodily injury or illness from performing the majority of his or her assigned duties; and (ii) so certified by the Committee, at its sole discretion.

"Vest" means, in the context of DB Restricted Equity Units Awards, to no longer be subject to the forfeiture provisions contained in these Plan Rules. "Vesting" and "Vested" shall be construed accordingly.

"Vesting Date" means the date or dates set forth in the Award Statement upon which some or all of an Award will Vest.

2.2 Where the context permits, words in the singular shall include the plural and vice versa and words in the masculine shall include the feminine.

2.3 The headings in the Rules are for the sake of convenience only and should be ignored when construing the Rules.

3. ADMINISTRATION

3.1 POWER OF COMMITTEE: The Committee will have full discretionary power to interpret and enforce the provisions of this Plan and to adopt such regulations for administering the Plan as it decides are necessary. All decisions made by the Committee pursuant to the Plan are final, conclusive and binding on all persons, including the Participants and the Bank.

3.2 ADMINISTRATION BY THE PLAN ADMINISTRATOR: The Plan Administrator shall be responsible for the general operation and administration of the Plan in accordance with its terms and for carrying out the provisions of the Plan in accordance with such resolutions as may from time to time be adopted, or decisions made, by the Committee and shall have all powers necessary to carry out the provisions of the Plan.

4. DB RESTRICTED EQUITY UNITS AWARD

4.1 GENERAL: The Award represents a contingent right, subject to the terms and conditions in these Plan Rules, to receive DB Shares representing the Notional DB Shares on the Vesting Date or, at the Plan Administrator's absolute discretion, a cash distribution of the value of the underlying Notional DB Shares (as calculated pursuant to Rule 7 below).

4.2 ELIGIBILITY: Subject to the terms and conditions in these Plan Rules, the Committee or delegated divisional or executive board or committee may from time to time make Awards to such Participants of DB as they shall select.

4.3 LEVEL OF AWARDS: Subject to this Rule 4, the Committee shall be entitled to make Awards, or permit Awards to be made by such other persons as they may determine, to such eligible employees and to such extent as it shall determine and on such dates as the Committee shall determine. An Award shall give a Participant no right to subscribe for unissued DB Shares.

4.4 AWARD STATEMENT: As soon as practicable after the date on which Awards are made, the Participant shall be issued an Award Statement in such form as the Committee shall determine.

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4.5 TERMS: Awards are subject to the following terms:

(a) Notional DB Shares: Participants are awarded Notional DB Shares as specified in the Award Statement. Unless stated otherwise in writing to the Participant (e.g. in the case of individual, off-cycle or Exceptional Awards), the number of Notional DB Shares comprising the Award shall be determined by the Plan Administrator by dividing the Euro equivalent of the Initial Award Value for the Participant by the average Closing Price per DB Share for the last ten trading days of the month prior to the month in which the Award is made, or the Closing Price on the Award Date. The Euro equivalent of the Initial Award Value may be determined using an average FX rate over the same period, the closing FX rate on the last Frankfurt trading day of the year before the Award is made, or such other rate determined by the Committee, as shown on the Award Statement.

(b)Vesting Date: subject to Rules 11 and 12, the Vesting Date will be such date or dates as the Committee shall determine at the Award Date and will be stated on the Award Statement.

(c) Restriction Period: During the Restriction Period, the Participant may not
(i) sell, pledge or grant to any person or entity any rights with respect to any of the Notional DB Shares awarded under this Plan or (ii) enter into any transactions having the economic effect of hedging or otherwise offsetting the risk of price movements (except as set out below in relation to the currency hedge), or attempt to do so, with respect to all or part of his or her position in the Notional DB Shares. Unless offered by the Plan Administrator or authorised by the Committee, any of the foregoing actions will result in the forfeiture by the Participant of his or her Award without any claim for compensation arising therefrom. If the Participant breaches any of the conditions relating to forfeiture specified below during the Restriction Period, his or her Award may be forfeited with effect from such breach without any claim for compensation arising therefrom.

Once an Award has vested, all Plan restrictions associated with it will lapse, although any subsequent dealing in DB Shares remains subject to the requisite Compliance Department approval.

(d) Restrictions: as required by Rule 10 Participants will not be permitted to sell, transfer, pledge or hedge their DB Restricted Equity Units Award.

(e) Settlement: Settlement shall take place in accordance with Rule 7.

4.6 COMPLIANCE: The making of any Award and its settlement in accordance with Rule 7 is subject to any approvals or consents required under any applicable laws, regulations or governmental authority, the requirements of any exchange on which DB Shares are traded and any regulations adopted by the Compliance Department.

4.7 SURRENDER OF AWARD: A Participant may surrender an Award in whole or in part no later than 60 days after the Award Date, except where an Award is the subject of a prior waiver or election into a deferral plan such as the Executive Fund Tracker Plan. Any Award surrendered shall be deemed never to have been made.

5. AUTOMATIC FORFEITURE OF UNVESTED PORTIONS OF AN AWARD

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5.1 GENERAL: A Participant shall automatically forfeit any unvested Initial
Award(s) without any claim for compensation if, at any time prior to the Vesting Date for that Award any of the following events or activities occurs:

(a) the Participant's employment with DB is terminated for Cause, or the Participant is responsible for any act or omission that breaches the terms of any agreement into which the Participant may have entered concerning the termination of his or her employment with DB, including any settlement or separation agreement or compromise agreement;

(b) the Participant voluntarily gives notice of termination, or voluntarily terminates, his or her employment with DB (including Retirement as defined in these Plan Rules) and joins a Competitor prior to the fourth anniversary of the Award date;

(c) the Participant directly or indirectly solicits or entices away, or endeavours to solicit or entice away any individual person who is employed or engaged by DB either at Vice President level or above or in a managerial, executive or technical capacity or who is in possession of confidential information belonging to DB and with whom the Participant has had business dealings during the course of his or her employment in the 12 months immediately prior to the termination date;

(d) the Participant solicits, directly or indirectly, any company or entity who was a customer or client of DB at any time prior to the Vesting Date in order to provide (directly or indirectly) to such company or individual services similar to, competitive with, or intended to replace or serve as an alternative to, any or all of the services provided to such company or individual by DB;

(e) the Participant directly or indirectly uses, discloses or disseminates to any other company, individual or entity or otherwise employs Proprietary Information, except as specifically required in the proper performance of the Participant's duties for DB;

(f) the Participant acts in a manner that is prejudicial to DB's reputation;

(g) the Participant fails to establish a valid brokerage or custodial account, if required; or

(h) the Participant fails to provide, if asked, the Proof of Certification required under the Plan Rules.

The Exceptional Award is also subject to the forfeiture provisions above. In addition, if the Participant voluntarily gives notice of termination, or voluntarily terminates, his or her employment with DB at any time prior to the Vesting Date, the Participant will forfeit his or her entire unvested Exceptional Award, and;

(i) if the termination date is before the second anniversary of the Award Date, the Participant's unvested Initial Award will also be forfeited, even if the Participant does not join a Competitor;

(j) If the termination date is on or after the second anniversary of the Award Date (but before the third anniversary of the Award Date), 50% of the Participant's unvested Initial Award will be forfeited, even if the Participant does not join a Competitor;

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(k) If the Participant's termination date is on or after the third anniversary of the Award Date (but before the fourth anniversary of the Award Date), 25% of the Participant's unvested Initial Award will be forfeited, even if the Participant does not join a Competitor; and

(l) if the Participant's termination date is on or after the fourth anniversary of the Award Date, this voluntary termination will not lead to automatic forfeiture of the Participant's unvested Initial Award, regardless of whether or not the Participant joins a Competitor.

5.2 INTERPRETATION: For purposes of Rule 5.1 above, a Person shall be deemed to have "joined" a Competitor if such Person provides services to such Competitor, either directly or indirectly, on his or her own behalf or in the service of or on behalf of others, as an officer, employee, consultant, partner, independent contractor, fiduciary, or in any other capacity, whether remunerated or not.

5.3 RIGHTS OF COMMITTEE: The Committee or delegated divisional board shall have the right to determine, in its sole discretion, whether or not conduct by a Participant falls within any of the circumstances set forth in Rule 5.1 or 5.2, and may delegate the power conferred by this Rule to such individual or entity as it may from time to time determine.

6. EFFECT OF OTHER TERMINATIONS OF EMPLOYMENT

6.1 TOTAL DISABILITY OR DEATH: If, before the Vesting Date, the Participant's employment with DB terminates due to Total Disability or death, the Participant, or his or her duly appointed representative, may, on production of satisfactory evidence, submit a request to the Plan Administrator to Vest any unvested portion of the Participant's Award(s) in full. The Plan Administrator may, in its absolute discretion, decide whether or not to satisfy the request. If no such request is made, or the Plan Administrator determines not to satisfy any request made, the Award will continue to vest on the schedule provided in the Award Statement, and will continue to be subject to Rule 5.1. In any event, the Award shall be settled in accordance with the provisions of Rule 7, provided always that the Plan Administrator may, in its absolute discretion, (i) determine to settle an Award by payment in cash or other assets with a value equivalent to the value of such Award and (ii), in the case of death, the Plan Administrator may, in its absolute discretion, make a distribution to such Person, as it, in its absolute discretion, thinks fit having regard to, but not being bound by, any wishes expressed by the Participant in writing to the Plan Administrator.

6.2 TERMINATION FOR ANY OTHER REASON: Subject to the discretion of the Committee referred to in this Rule 6.2, if a Participant leaves DB before the Vesting Date for any reason other than Total Disability or death or is under notice of termination as at such date (whether given by the Participant or by DB), any unvested Awards will be subject to forfeiture without any claim for compensation. However, except where Rule 5.1 applies, the Committee may, in its sole discretion, determine that a Participant shall be permitted to retain his or her rights to part or all of any unvested Awards and the terms upon which any remaining Awards shall Vest. Without fettering the discretion of the Committee, an Award will not normally be forfeited and will continue to Vest in accordance with the Award Statement, unless the Committee determines otherwise, if the Participant leaves DB for one of the following reasons:

a) mutually agreed termination of employment;

b) termination without Cause;

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c) redundancy; and/or

d) retirement (as defined in these Plan Rules), except where the Participant joins a Competitor.

However, if at any time before the Vesting Date the Participant engages in any of the activities described in subsection 5.1, the Participant's Award shall immediately be forfeited without any claim for compensation.

7. AWARD SETTLEMENT

7.1 TIME AND MANNER OF SETTLEMENT: Subject to Rules 7.4 and 7.5, and provided the Plan Administrator has not forfeited the Participant's Award, all restrictions on the Award will automatically terminate on the Vesting Date. Starting approximately fifteen trading days after the Vesting Date, the Award shall be settled as follows:

either (at the discretion of the Plan Administrator):

a) a distribution of one DB Share for each Notional DB Share after the Vesting Date to an approved account established by the Participant; or

b) a cash distribution to the Participant via local payroll, or a distribution of assets, of an amount or value based on the price per share for each Notional DB Share equal to the average DB Share price on the first ten trading days of August.

7.2 PAYMENT: Any cash payment will be made within a reasonable number of business days following the distribution date, subject to local payroll cycles and procedures. DB will have the right to make and/or report any payment through the Participant's employer, regardless of any adverse tax consequences this may cause to the Participant.

7.3 CUSTODY/BROKERAGE ACCOUNT: The Participant must establish, and identify, an account into which any payment in the form of DB Shares or other securities is to be made following the Vesting Date. In the event that the Participant or his or her duly appointed representative or beneficiary fails to identify, before the Vesting Date or such other date as identified by the Plan Administrator, the account to which any payment in the form of DB Shares or other securities is to be made, the Plan Administrator may in its sole discretion forfeit any and all benefits related to the Award (whether or not the Award has Vested) without any claim for compensation on the part of the Participant and/or his or her duly appointed representative or any beneficiary.

7.4 DEATH OR DISABILITY: If the Participant's employment terminates due to his or her death or Total Disability, the settlement of the Participant's Award will be determined in accordance with Rule 6.1 and this Rule 7.

7.5 TAX AND SOCIAL SECURITY WITHHOLDING: A distribution to a Participant shall be net of any applicable withholding tax requirements. Depending on the individual circumstances, if Participants change locations during an award period, distributions to Participants may become subject to multiple withholding taxes or double taxation. If a distribution is made solely in the form of DB Shares or other assets, the Plan Administrator may withhold a portion of the DB Shares or other assets otherwise distributable to the Participant (or his or her representative or such other person to whom the distribution is made) in an amount

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sufficient to satisfy such withholding liability or may sell an appropriate portion of the DB Shares or other assets on behalf of the Participant and withhold sufficient sale proceeds to satisfy such withholding liability. The Participant (or his or her representative, if applicable) is responsible for reporting the receipt of income or the proceeds of any sale as a result of the operation of this Rule 7.5 or otherwise to the appropriate tax authority. DB takes no responsibility as to the taxation consequences of participating in the Plan and a Participant should therefore seek his or her own tax advice on the taxation consequences of participating in the Plan.

7.6 INFORMATION TO BE FURNISHED BY THE PARTICIPANT:

Prior to receiving a distribution described in this Rule 7, the Participant (or his or her designated beneficiary, if applicable) must provide details of the account described in Rule 7.3. The Plan Administrator may withhold distribution of the settlement of the Participant's Award until information deemed sufficient by the Plan Administrator is delivered to the Plan Administrator. If the Participant's employment has terminated prior to the Vesting Date, the Plan Administrator shall have the right at any time to require from the Participant, and the Participant shall have the obligation to deliver to the Plan Administrator if requested (and no later than 30 days following such a request) completed Proof of Certification. If a Participant fails to deliver to the Plan Administrator, by such date, information sufficient to enable the Plan Administrator to determine the status of such Participant, the Plan Administrator shall have the right to cause such Participant to forfeit the portion of his or her Award which was unvested at the date of termination without any claim for compensation.

8. PARTICIPANT CONFIDENTIALITY

The Participant shall maintain his or her participation in the Plan in confidence both within and outside DB, and shall not disclose the provisions of the Plan or the amount of any Award made to the Participant under the Plan to any Person, except the Participant's spouse or partner or his or her legal, tax and/or financial advisor or to the extent legally required to do so, without the prior authorisation of the Plan Administrator. If the Plan Administrator determines that the Participant has failed to comply with this confidentiality obligation prior to the Vesting Date it may in its sole discretion cause the unvested portion of a Participant's Award to be forfeited without any claim for compensation.

9. CURRENCY HEDGE

The Plan Administrator may in its sole discretion provide any Participants with the opportunity to direct the Plan Administrator to calculate any awards that may be due to Participants by reference to a calculation which will reasonably and substantially replicate the effects of a currency hedge. DB will not enter into hedging contracts on the Participants' behalf.

10. AWARDS RESTRICTIONS

Other than in the event of the death of the Participant, a Participant's Award shall not be assignable or transferable by the Participant, or made subject to any obligation or security interest other than to satisfy any outstanding obligations the Participant has with DB or the Plan Administrator.

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DB shall have the right to assign its contractual rights and/or obligations under this agreement in full or in part to any other member of the DB Group at its sole discretion without consent of the Participant.

11. AMENDMENT OR TERMINATION OF THE PLAN

11.1 TERMINATION OF PLAN: The Committee may amend or terminate the Plan at any time at its sole discretion. Termination of the Plan (as opposed to amendment of the Plan) would be without prejudice to the subsisting rights of Participants.

11.2 AMENDMENT OF PLAN: The Committee may at any time alter or add to all or any of the provisions of the Plan in any respect at its sole discretion provided that the Committee cannot materially adversely affect a Participant's existing Award without his or her prior written consent.

11.3 TERMINATION OF AWARDS: The Committee may, at its sole discretion, decide at any time to accelerate the Vesting of some or all of a Participant's Award or to replace it with an Award of other assets (including cash) or to take such other steps as it decides are appropriate.

12. EFFECT OF CHANGE OF CONTROL

12.1 CHANGE OF CONTROL: Upon a Change of Control of DB or any of its subsidiaries, divisions or business units, the Committee may, at its sole discretion, decide to accelerate the Vesting of either some or all of a Participant's Award or to replace it with an award of other assets as notified to the Participant by the Plan Administrator or to take such other steps as it decides are appropriate.

12.2 REDUCED RESPONSIBILITY: If, within 180 days following a Change of Control, Deutsche Bank materially reduces a Participant's responsibilities and the Participant voluntarily terminates his or her employment with Deutsche Bank; or, within 180 days following a Change of Control, if a Participant is terminated for any other reason other than for Cause and Deutsche Bank does not offer the Participant substantially similar responsibility in another position, the Participant will continue to participate in the DB Restricted Equity Units Plan on the same terms and conditions as a Participant who has been made redundant.

12.3 COMMITTEE'S DISCRETION: The Committee will have the sole discretion to determine whether a Change of Control has occurred, whether an employee's responsibilities have been materially reduced and whether the Participant's employment has voluntarily terminated.

13. CHANGES IN CAPITALISATION

If any change shall occur in or affect DB Shares on account of a merger, reorganisation, extraordinary stock dividend, stock split or similar changes which the Committee reasonably determines justifies adjustments to Awards, the Plan Administrator shall make such appropriate adjustments as are determined by the Committee.

14. GENERAL

14.1 NO GUARANTEE OF BENEFITS:

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(a) The granting of an Award is at the sole discretion of the Committee. The
Committee is not obligated to make any Award, or permit any Award to be made, in the future or to allow employees of DB to participate in any future or other equity compensation Plan even if an Award has been awarded in one or more previous years.

(b) Nothing in these Plan Rules shall be construed as an obligation or a guarantee by DB, the Committee or the Plan Administrator with respect to the future value of an Award.

(c) Nothing contained in these Plan Rules shall constitute a guarantee by DB that the assets of DB will be sufficient to pay any benefit or obligation hereunder. No Participant or other Person shall have any right to receive a benefit under the Plan except in accordance with the terms of these Plan Rules.

(d) An Award shall not (except as may be required by taxation law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

(e) Any Participant who ceases to be an employee of DB as a result of the termination of his or her employment for any reason whatsoever, whether lawfully or unlawfully, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for breach of contract, or by way of compensation for loss of office or employment or otherwise to any sum, shares or other benefits to compensate him or her for the loss or diminution in value of any actual or prospective rights, benefits or any expectations in relation to any Award, the Plan or any instrument executed pursuant to it.

14.2 NO ENLARGEMENT OF PARTICIPANT RIGHTS: The establishment of the Plan and the making of the Award thereunder shall not be construed as an employment agreement and shall not give any Participant the right to be retained in the employment of DB or to otherwise impede the ability of DB to terminate the Participant's employment. No communications concerning the Award shall be construed as forming part of a Participant's terms and conditions of employment or any employment agreement with DB.

14.3 CORPORATE SUCCESSORS: The Plan shall not be automatically terminated by a transfer or sale of assets of Deutsche Bank AG, or by its merger or consolidation into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, the Plan shall terminate subject to the provisions of Rule 7 and Rule 11 and the Participant or any Person shall have no further claim for compensation arising out of any such termination of the Plan.

14.4 SEVERABILITY: The invalidity or non-enforceability of any one or more provisions of these Rules shall not affect the validity or enforceability of any other provision of these Rules, which shall remain in full force and effect.

14.5 LIMITATIONS ON LIABILITY: Notwithstanding anything to the contrary in these Rules, neither DB, the Plan Administrator, nor any individual acting as an employee, agent or officer of DB or the Plan Administrator, shall be liable to any Participant, former employee or any beneficiary or other Person for any claim, loss, liability or expense incurred in connection with the Plan.

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14.6 CLAIMS BY PARTICIPANTS: Any claim or action of any kind by a Participant or beneficiary with respect to benefits under the Plan or these Plan Rules, including any arbitration or litigation filed in a court of law, must be brought within one year from the date that settlement of a Participant's Award was made or would have been made had such Award not been forfeited pursuant to these Rules, unless such a time restriction is barred or limited, or a different time restriction is imposed, by law by the jurisdiction in which the Participant is employed or was resident at the Vesting Date, in which case the limitation provided by such local law will apply.

14.7 NO TRUST OR FUND CREATED: Neither the Plan nor any agreement made hereunder shall create or be construed as creating a trust or separate fund of any kind or a fiduciary relationship between DB and the Participants or any other Person. To the extent that any Person acquired a right to receive payments from DB pursuant to a grant under the Plan, such right shall be no greater than the right of any unsecured general creditor of DB.

15. ENTIRE UNDERSTANDING

These Plan Rules together with the Award Statement set forth the entire understanding of the parties with respect to the Award described on the Award Statement. Any agreement, arrangement or communication, whether oral or written, pertaining to the Award described in the Award Statement is hereby superseded and the foregoing Award shall be subject to the provisions of these Plan Rules. To the extent that there is any inconsistency between these Rules and the Award Statement or other communications, these Plan Rules shall prevail.

16. NOTICES

All notices or other communications with respect to these Plan Rules shall be in writing and shall be deemed to have been given or served if delivered in person or by facsimile transmission, or registered mail (return receipt requested, postage prepaid) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

Plan Administrator
Global Compensation 5-85 LW
c/o DB Group Services (UK) Limited
1 Great Winchester Street
London EC2N 2DB
United Kingdom

17. APPLICABLE LAW AND ARBITRATION

Interpretation of these Plan Rules shall be governed by and construed in accordance with the laws of England and Wales to the exclusion of the rules on the conflict of laws. All disputes arising out of or in connection with this Award shall be subject to the exclusive jurisdiction of the courts of England and Wales.

The effective date of this document is 01 February 2004. As of this date, these Plan Rules apply to all awards granted under this Plan, and supersede and replace any Plan Rules previously provided, until Plan Rules issued with a later effective date will supersede and replace these Plan Rules.

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